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                                                                    Exhibit 4.02


                              TALARIAN CORPORATION

                              AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT


            This Amended and Restated Investors' Rights Agreement ("Agreement") is entered into as of February 3, 2000 by and among TALARIAN CORPORATION, a California corporation (the "Company"), those persons purchasing shares of the Company's Series D Preferred Stock (the "Series D Stock") listed on Exhibit A hereto (the "Investors"), those holders of the Company's Series C Preferred Stock ("Series C Stock") listed on Exhibit B hereto (the "Series C Purchasers"), those holders of the Company's Series B Preferred Stock ("Series B Stock") listed on Exhibit B hereto (the "Series B Purchasers"), those holders of the Company's Series A Preferred Stock ("Series A Stock") listed on Exhibit B hereto (the "Series A Purchasers"), Dominion Ventures, Inc. ("DVI"), Unitechnic, S.A. ("Unitechnic") and Silicon Valley Bank ("SVB").

                                 R E C I T A L S

            A. Pursuant to an Amended and Restated Investors' Rights Agreement dated November 30, 1995, as amended, (the "Prior Agreement") the Company granted certain information, registration and first refusal rights to the Series A Purchasers, the Series B Purchasers and the Series C Purchasers and certain registration rights to DVI, Unitechnic and SVB.

            B. Pursuant to a Series D Preferred Stock Purchase Agreement dated of even date herewith (the "Series D Agreement") the Company is issuing shares of Series D Stock to the Investors.

            C. Pursuant to the Series D Agreement the Company is to provide the Investors with the same information, registration and first refusal rights provided to the Series A Purchasers, Series B Purchasers, and Series C Purchasers.

            D. The parties desire to enter into this Agreement to set forth the information, registration and first refusal rights of the Series A Purchasers, Series B Purchasers, Series C Purchasers and the Investors, and registration rights of DVI, Unitechnic and SVB in one agreement that will supersede the Prior Agreement.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
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      1.    INFORMATION RIGHTS.

            The Company covenants and agrees as follows:

            (a) Annual and Quarterly Reports. For so long as any Series A Purchaser, Series B Purchaser, Series C Purchaser or Investor (together, the "Purchasers", and individually a "Purchaser") holds any shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, or any shares of Common Stock issuable upon conversion of such shares of Series A Stock, Series B Stock, Series C Stock, or Series D Stock the Company will furnish to such Purchaser:

                  (i) Within ninety (90) days after the end of each fiscal year, an audited balance sheet as of the end of such fiscal year, an audited statement of operations, and an audited statement of cash flows of the Company for such year, setting forth in each case in comparative form the figures from the previous fiscal year, all prepared in accordance with generally accepted accounting principles; and

                  (ii) Within forty-five (45) days of the end of each fiscal quarter (except the last quarter of the fiscal year), quarterly unaudited financial statements, including an unaudited balance sheet, an unaudited statement of operations and an unaudited statement of cash flows, prepared in accordance with generally accepted accounting principles, except for footnotes and normal year-end adjustments.

            (b) Additional Information. For so long as any Purchaser holds at least 40,000 shares of Series A Stock, Series B Stock, Series C Stock, or Series D Stock in any combination, or an equivalent number of shares of Common Stock issued upon conversion of such shares of Series A Stock, Series B Stock, Series C Stock, or Series D Stock, the Company will furnish to such Purchaser:

                  (i) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter (except the last month of the fiscal year), monthly unaudited financial statements, including an unaudited balance sheet, statement of operations and statement of cash flows, prepared in accordance with generally accepted accounting principles, except for footnotes and normal year-end adjustments, and setting forth a comparison of the financial results for each month with the results projected in the Company's annual plan to be provided pursuant to Section 1(b)(ii) below, with a narrative explaining any material variations; and

                  (ii) Not later than thirty (30) days prior to the beginning of each fiscal year, an annual plan for such year which shall include a projected balance sheet, statement of operations and statement of cash flows for each month of the year, itemized in such detail as management may reasonably determine.

            (c) Exception. Anything in this Section 1 to the contrary notwithstanding, no Purchaser by reason of this Agreement shall have any right to access any technical trade secrets or technical classified information of the Company. Each Purchaser hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this
Section 1.


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            (d) Termination of Rights. The obligation to provide the items and rights described above will terminate upon consummation of the Company's initial public offering of securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act").

      2.    REGISTRATION RIGHTS.

            2.1 Definitions. For purposes of this Section 2:

                  (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  (b) The term "Registrable Securities" means (1) any Common Stock issued or issuable upon conversion of any (i) Series A Stock issued pursuant to those certain Stock Purchase Agreements dated January 1, 1990 or February 22, 1991, (ii) Series B Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement dated March 24, 1992, (iii) Series C Stock issued pursuant to that certain Stock Purchase Agreement dated February 28, 1994, (iv) Series C Stock issued pursuant to that certain Stock Purchase Agreement dated November 30, 1995, (v) Series D Stock issued pursuant to the Series D Agreement, (vi) Series A Stock issuable upon exercise of the warrants held by DVI, or (vii) Series B Stock issuable upon exercise of the warrants held by each of Unitechnic and SVB (such warrants described in (vi) and (vii) collectively are hereinafter referred to as the "Warrants", and all of such Common Stock is hereinafter referred to as the "Conversion Shares"), and (2) any Common Stock of the Company (or any corporation into which the Company merges for purposes of changing its state of incorporation) issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities; excluding in all cases, however, any Registrable Securities (i) sold to the public, or (ii) sold or otherwise transferred by a person in a transaction in which the rights under this Section 2 are not assigned or assignable.

                  (c) The number of shares of "Registrable Securities then outstanding" shall be the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to then exercisable or convertible securities.

                  (d) The term "Holder" means any person who holds Registrable Securities; provided, however, that for purposes of this Agreement, a record holder of securities convertible into or exercisable for Registrable Securities, directly or indirectly, shall be treated as the holder of such Registrable Securities; and provided, further, that holders of Registrable Securities will not be required to convert shares of Series A Stock, Series B Stock, Series C, or Series D Stock into Common Stock, or exercise the Warrants, in order to exercise registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.


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                  (e) The term "Form S-3" means such form under the Securities
Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (f) The term "SEC" or "Commission" means the Securities and Exchange Commission.

            2.2   Demand Registration.

                  (a) If the Company shall receive at any time (but not within six months of the effective date of (i) a registration in which Registrable Securities were registered hereunder, or (ii) the initial public offering of the Company's securities pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission), a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an anticipated aggregate offering price of $4,000,000 or more, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request (the "Company Notice") to all Holders, and subject to the limitations of subsection 2.2(b), effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which each Holder requests to be registered in a written notice given to the Company within 30 days after the Company Notice is given.

                  (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the Company Notice. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all Holders requesting registration (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) The Company is obligated to effect only one (1) such registration pursuant to this Section 2.2.


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                  (d) Notwithstanding the foregoing, if the Company shall
furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                  (e) All expenses incurred in connection with a registration pursuant to this Section 2.2 (excluding underwriters' discounts and commissions), including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn, unless the Holders agree to forfeit their right to a demand registration pursuant to this Section 2.2 or unless such withdrawal is a result of the Holders learning of material adverse information about the Company of which they were not aware at the time of the registration request.

            2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above described notice from the Company, so notify the Company in writing, which notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any given registration statement filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a Registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included


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in the underwriting shall be allocated as follows: first, to the Company; and
second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided however, that the right of the underwriters described above shall be restricted so that the number of Registrable Securities included in any registration is not reduced below 25% of the shares included in the registration, except for a registration relating to the Company's initial public offering from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least five (5) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  (b) All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters' discounts and commissions), including, without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company.

            2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement once during any twelve month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.4; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.


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                  (c) Subject to the foregoing, the Company shall file a Form
S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. The Company shall pay all expenses incurred in connection with the first two registrations requested pursuant to this Section 2.4, (excluding underwriters' discounts and commissions), including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company. All expenses incurred in connection with any subsequent registration requested pursuant to this Section
2.4 shall be borne by the Holders in proportion to the number of Registrable Securities owned by the Holders included in such registration at the time it goes effective.

            2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days, provided however, in the event of an underwritten initial public offering, the Company shall keep such registration effective until the completion of the distribution of the securities registered in such offering, or for one hundred twenty (120) days from the date of effectiveness, whichever is earlier;

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

                  (c) Furnish to the Holders such number of copies of a prospectus (including amendments and supplements thereto), including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered


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under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2.2, Section 2.3, or
Section 2.4, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with such registration, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

            2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

            2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement. The Company will reimburse each such


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Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, provided further, that in no event shall any indemnity under this Section 2.8(b) exceed the gross proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party


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under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                  (d) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                  (e) The obligations of the Company and Holders under this
Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

            2.9 "Market Stand-Off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

                  (a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

                  (b) all officers, directors and ten percent (10%) shareholders of the Company as of the date of filing the registration statement enter into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;


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                  (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

                  (c) So long as a Holder owns any Registrable Securities to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

            2.11 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to any request or requests made by any Holder on a date more than five (5) years after the closing date of the Company's initial public offering.

      3. Right of First Offer. Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Purchaser (so long as such Purchaser holds either (i) at least 50% of the shares of Series A Stock held by him or her as of February 22, 1991, or the Common Stock issued on conversion thereof, in any combination, or (ii) at least 100,000 shares of the Series A Stock, Series B Stock, Series C Stock, or Series D Stock in any combination, or an equivalent number of shares of Common Stock issued upon conversion of such Series A Stock, Series B Stock, Series C Stock, or Series D Stock) a right of first refusal with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3, Purchaser includes any partners and affiliates of a Purchaser. A Purchaser shall be entitled to apportion the right of first offer hereby granted among itself, its partners and affiliates in such proportions as it deems appropriate.

      Except as set forth in Section 3(d), each time the Company proposes to issue any shares of, or securities convertible into, or exercisable for, any shares of any class of its capital stock ("Shares") after the effective date of this Agreement, the Company shall make an offering of such Shares to each Purchaser in accordance with the following provisions:

                  (a) The Company shall deliver a notice pursuant to Section 5(a) ("Notice") to each of the Purchasers stating (i) its bona fide intention to issue such Shares, (ii) the number of such Shares to be issued, and (iii) the price, if any, for which it proposes to issue such Shares.

                  (b) Each Purchaser shall have fifteen (15) calendar days after mailing of the Notice to agree in writing to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion of (x) the number of shares of Common Stock then held by such Purchaser, plus the number of shares of Common Stock then issuable upon conversion of the Series A Stock, Series B Stock, Series C Stock, and Series D Stock then held by such Purchaser, to (y) the total number of shares of Common Stock issued and outstanding plus the total number of shares of Common Stock issuable upon conversion of all of the then outstanding shares of Series A Stock, Series B Stock, Series C Stock, and Series D Stock of the Company plus the total number of shares of Common Stock issuable upon any outstanding rights, options or warrants to subscribe for, purchase or acquire either Common Stock, Series A Stock, Series B Stock, Series C Stock, or Series D Stock.

                  (c) The Company may, during the one hundred twenty (120) day period following the expiration of the period provided in subsection 3(b) hereof, issue any Shares which Purchasers have not agreed in writing to purchase pursuant to subparagraph (b) hereof to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the proposed sale of the Shares within such one hundred twenty (120) day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be issued unless first reoffered to the Purchasers in accordance herewith.

                  (d) The right of first refusal in this Section 3 shall not be applicable to (i) the issuance or sale of shares of Common Stock, Series A Stock, Series B Stock, Series C Stock, or Series D Stock (or options or warrants therefor) to employees, officers, directors, or consultants for the primary purpose of soliciting or retaining their employment, (ii) shares issued or issuable by the Company in connection with any merger or reorganization transaction in which the Company is the surviving company, (iii) shares of capital stock, or options or warrants therefor, issued to banks, leasing companies, service providers, customers, licensees, licensors or vendors in connection with a loan, equipment lease, payment advance, payment reduction or deferral arrangement, or license, (iv) shares issued upon conversion of the Series A Stock, Series B Stock, Series C Stock, or Series D Stock, (v) any shares of Common Stock, Series A Stock, Series B Stock or Series C Stock of the Company that are outstanding on the date of this Agreement, and (vi) up to 1,581,083 shares of Series D Stock, and shall not be applicable after consummation of a bona fide, firmly underwritten public offering of shares of the Company's Common Stock.

      4.    ASSIGNMENT; AMENDMENT.

            4.1 Assignment of Rights. The rights to information described in
Section 1 hereof, the rights to cause the Company to register Registrable Securities pursuant to Section 2 and the right of first offer pursuant to
Section 3 may be assigned by a Holder having such rights to a transferee or assignee of Registrable Securities (including securities convertible into or exercisable for Registrable Securities, directly or indirectly) upon notice to the Company, provided, however, that the Company may refuse any such assignment if (i) it reasonably determines that the proposed assignee is or is likely to be a competitor of the Company, or (ii) if the assignment is for less than 100,000 shares of Registrable Securities, and is for less than all of the Registrable Securities held by the Holder. Notwithstanding the foregoing, such an assignment may be made to a partner or shareholder of the Holder, to any parent, child or spouse of the Holder or to the Holder's estate, without obtaining the Company's consent, and DVI may assign its rights to cause the Company to register Registrable Securities pursuant to Section 2 under this Agreement to one or more of its limited partnerships with which DVI is affiliated without obtaining Company's consent; provided, however, that written notice of such assignments must be promptly provided to the Company.

            4.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and (a) as to Sections 1 and 3 hereof by Purchasers holding a majority of the total outstanding Series A Stock, Series B Stock, Series C Stock, and Series D Stock, and Common Stock issued on conversion thereof, calculated on an "as-if-converted" basis, and (b) as to Section 2 hereof by the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section
4.2 shall be binding upon each Holder or Purchaser and the Company. By acceptance of any benefits under this Agreement, Holders of Registrable Securities and Purchasers hereby agree to be bound by the provisions hereunder.

            4.3 Provision of Registration Rights to Future Warrant Holders. Notwithstanding any other provision hereof, the Company may grant registration rights hereunder in connection with the issuance of warrants to purchase up to 150,000 shares of Common Stock in connection with loans, equipment leases or similar transactions (all such warrants, the "New Warrants"), without the need for any further approval of the Holders of Registrable Securities hereunder. Such grant of registration rights shall be effective at such time as the Company and grantee execute an addendum referencing this Agreement in which the grantee agrees to be bound by Sections 2, 4 and 5 hereof, in which case the Common Stock issuable upon exercise of the New Warrants shall be "Registrable Securities" under Section 2.1(b)(1) hereof, and the New Warrants shall be considered Warrants.

      5.    GENERAL PROVISIONS.

            (a) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by certified mail return receipt requested, postage prepaid, as follows:

                  (i) if to a Purchaser or Holder at such person's respective addresses as set forth on the Exhibits hereto;

                  (ii) if to the Company, at 333 Distel Circle, Los Altos, CA 94022-1404.

Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or three business days after deposited in the mail in the manner set forth above.

            (b) Entire Agreement. This Agreement constitutes and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings, agreements, duties or obligations between the parties respecting the subject matter hereof. Without limiting the forgoing, the Prior Agreement is superseded by this Agreement in its entirety, and is null and void, and the Series A Purchasers, Series B Purchasers and Series C Purchasers waive any rights they may have had to be offered the right to purchase any of the Series D Stock being sold pursuant to the Series D Agreement.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

            (d) Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

            (e) Successors And Assigns. Subject to Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

            (f) Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (h) Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



TALARIAN CORPORATION




____________________________________
Paul Larson, President


NORTEL NETWORKS INC.


By: ____________________________________

Its: ___________________________________




PREVIOUS INVESTORS



____________________________________
Print Name of Purchaser




____________________________________
Signature of Purchaser or Authorized
Signatory, if Applicable



____________________________________
Name and Title of Authorized Purchaser,
if Applicable



                          SIGNATURE PAGE TO AMENDED AND
                      RESTATED INVESTORS' RIGHTS AGREEMENT

                                    EXHIBIT A


                                    Investors

Nortel Networks Inc.
4401 Great America Parkway
Santa Clara, California  95052

                                    EXHIBIT B


                               Series A Purchasers
                               -------------------

Name and Address
----------------
Avalon Ventures III Profit Sharing Plan                         Avalon Ventures IV,
c/o John T. Hendrick                                            a California Limited Partnership
1020 Prospect Street, Suite 405                                 c/o John T. Hendrick
La Jolla, CA  92037                                             1020 Prospect Street, Suite 405
                                                                La Jolla, CA  92037

John T. Hendrick                                                Joseph Zicherman
c/o Avalon Ventures                                             c/o Morgan, Stanley & Company, Inc.
1020 Prospect Street, Suite 405                                 1251 Avenues of the Americas
La Jolla, CA  92037                                             New York, NY  10020

Kevin J. Kinsella, Trustee of the                               Gerald S.J. Cassidy
Kevin J. Kinsella Declaration of Trust dtd 11/2/94              c/o Cassidy & Associates
1735 Castellana Road                                            Metropolitan Square Bldg., Suite 1100
La Jolla, CA 92037                                              655 11th Street, NW
                                                                Washington, D.C.  20005

The Rutherford Group                                            John E. Egbert, Trustee
(formerly Valley Leasing, Ltd.)                                 John E. Egbert Trust dtd 9/28/89
P.O. Box 1165                                                   415 Cambridge Avenue, Suite 13
La Jolla, CA 92038                                              Palo Alto, CA  94306
Attn:  Hugh M. Tietjen

Dr. Federico Faggin                                             Paul G. Abrams
c/o Synaptics, Inc.                                               & Marguerite L.J. Abrams
2698 Orchard Parkway                                            2125 First Avenue, 1602
San Jose, CA  95134-2020                                        Seattle, WA  98121

Third Millenium Venture Capital Limited                         Joann Brainard
P. O. Box 1669                                                  11 Tullivers Isle
Los Altos, CA  94023-1123                                       Irvine, CA  92715
Attn: John Koza

Signal Ventures                                                 James S. Fant
c/o Daniel W. Derbes                                            c/o Lester G. Fant, III
12780 High Bluff Drive, Suite 250                               c/o Sidley & Austin
San Diego, CA  92130                                            1722 I Street, N.W.
                                                                Washington, D.C.  20006

Name and Address
----------------
James P. Fabiani                                                Charles A. Felt
c/o Cassidy & Associates                                        c/o Kessler Asher Group
700 Thirteenth Street, N.W., Suite 400                          440 S. La Salle Street, Suite 1900
Washington, D.C.  20005                                         Chicago, IL  60605

Lester G. Fant, III                                             Merrill Ferguson
c/o Sidley Austin                                               558 Ridge Road
1722 I Street, N.W.                                             Winnetka, IL  60093
Washington, D.C.  20006

Tracy Ray, as Administrator of the Estate of                    Kleiner Perkins Caufield & Byers IV
 Diane Ferguson-Escobar, Deceased                               c/o Mr. Brook H. Byers
344 Cherokee Road                                               2750 Sand Hill Road
Lake Forest, IL  60045                                          Menlo Park, CA  94025-7020

Foggy Bottom Associates Limited Partnership                     Fred O'Donnell
c/o John K. Freeman                                             c/o First Options
Chesapeake Management Company                                   One Financial Place
1301 Connecticut Ave., N.W., #222                               440 South LaSalle Street, Suite 1637
Washington, D.C.  20036                                         Chicago, IL  60605

Martin A. Keane                                                 Lawrence J. Rosenberg
5733 W. Grover                                                  c/o William G. Rosenberg
Chicago, IL  60630                                              2508 I Street, N.W.
                                                                Washington, D.C.  20037

Grace Spann Koza and John R. Koza,                              Mark J. Spehn
Trustees of the Grace Spann Koza Trust dtd 12/17/90             12715 82nd Court
55 Bay Tree Lane                                                Paloss Park, IL  60664
Los Altos, Ca  94022

John R. Koza                                                    Technology Venture Investors 3
Box K                                                           c/o Mark G. Wilson
Los Altos, CA  94022                                            2480 Sand Hill Road, Suite 101
                                                                Menlo Park, CA  94025

R. Eden Martin
c/o Sidley & Austin
One First National Plaza, Suite 480
Chicago, IL  60603

Gabriele Beth Rosenberg
c/o William G. Rosenberg
2508 I Street, N.W.
Washington, D.C.  20037

Name and Address
----------------

Ivor Royston and
  Collette S.C. Royston
  Co-Trustees, Royston Family Trust
5580 La Jolla Blvd., #391
La Jolla, CA  92037

Sprout Capital V
c/o Keith B. Geeslin
3000 Sand Hill Road
Bldg. 4, Suite 270
Menlo Park, CA  94025-7114

TVI Management - 3
c/o Mark G. Wilson
2480 Sand Hill Road, Suite 101
Menlo Park, CA  94025

                               Series B Purchasers
                               -------------------


Name and Address
----------------
Lawrence, Tyrrell, Ortale & Smith II, L.P.                      John E. Egbert, Trustee
515 Madison Avenue, 29th Floor                                  John E. Egbert Trust dtd 9/28/89
New York, NY  10022                                             415 Cambridge Avenue, Suite 13
Attn:  Brian Horey                                              Palo Alto, CA  94306

Third Millenium Venture Capital Limited                         Signal Ventures
P. O. Box 1123                                                  c/o Daniel W. Derbes
Los Altos, CA  94023-1123                                       12780 High Bluff Drive, Suite 250
Attn: John Koza                                                 San Diego, CA  92130

John R. Koza                                                    Martin A. Keane
Box K                                                           5733 W. Grover
Los Altos, CA  94022                                            Chicago, IL  60630

Grace Spann Koza and John R. Koza,
 Trustees of the Grace Spann Koza Trust
 dtd 12/17/90
55 Bay Tree Lane
Los Altos, CA  94022

                              Series C Purchasers
                              -------------------


Name and Address
----------------
John E. Egbert, Trustee                                         Lawrence Tyrell, Ortale & Smith II, L.P.
John E. Egbert Trust dtd 9/28/89                                515 Madison Avenue, 29th Floor
415 Cambridge Avenue, Suite 13                                  New York, NY  10022
Palo Alto, CA  94306                                            Attn:  Brian Horey

Glenn C. Meyers Family Trust dtd 1/20/86                        Signal Ventures
951 Mariner's Island Blvd., Suite 460                           c/o Daniel W. Derbes
San Mateo, CA  94404                                            12780 High Bluff Drive, Suite 250
                                                                San Diego, CA  92130

Roger Sippl                                                     STF II, L.P.
951 Mariner's Island Blvd.                                      2180 Sand Hill Road, Suite 450
Suite 460                                                       Menlo Park, CA  94025
San Mateo, CA  94404                                            Attn:  David E. Gold

F&W Investments 1994                                            Barry J. Kramer
Two Palo Alto Square, #200                                      281 Stanford Avenue
Palo Alto, CA 94306                                             Palo Alto, CA 94306
Attn:  Joel D. Kellman

Jack R. Taylor                                                  John L. deBenedetti
345 Celadon Drive                                               2191 E. Bayshore Rd., Ste. 220
Durango, CO 81301                                               Palo Alto, CA  94303

Gregor G. Peterson and/or
 Dion Z. Peterson, Trustees of the
 Gregor G. Peterson Trust 5/4/73

                              TALARIAN CORPORATION

                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT


            This First Amendment to Amended and Restated Investors' Rights Agreement (this "Amendment") is entered into as of March 10, 2000 by and among TALARIAN CORPORATION, a California corporation (the "Company"), Mark Mahowald ("Mahowald"), Ron Lachman ("Lachman"), Scottie Snyder ("Snyder") (Mahowald, Lachman and Snyder are sometimes collectively referred to herein as the "WhiteBarn Shareholders") and the holders of Registrable Securities set forth on the signature pages hereto, and amends that certain Amended and Restated Investors' Rights Agreement dated February 3, 2000 (the "Investors' Rights Agreement"), by and among the Company and the holders of shares, or warrants to purchase shares, of its preferred stock who are parties thereto (the "Existing Investors"). Terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Investors' Rights Agreement.

                                 R E C I T A L S

            A. The Company and WhiteBarn, Inc., an Illinois corporation ("WhiteBarn"), are parties to an Agreement and Plan of Merger dated as of March 7, 2000 (the "Merger Agreement"), which provides for the merger of WhiteBarn with and into the Company and for the Company to issue shares of its capital stock to the WhiteBarn Shareholders.

            B. As a condition to the consummation of the Merger, the Company is to provide the WhiteBarn Shareholders with the registration rights provided to the Existing Investors by Section 2 of the Investors' Rights Agreement.

            C. Pursuant to Section 4.2 of the Investors' Rights Agreement,
Section 2 of the Investors' Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the outstanding Registrable Securities.

            D. The parties desire to enter into this Amendment to amend the terms of Section 2 of the Investors' Rights Agreement to include the WhiteBarn Shareholders as Holders of Registrable Securities.

                                A G R E E M E N T

            NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Section 2.1(b) of the Investors' Rights Agreement is hereby amended and restated to read in its entirety as follows (added language is shown in bold):

                        (b) The term "Registrable Securities" means (1) any Common Stock issued or issuable upon conversion of any (i) Series A Stock issued pursuant to those certain Stock Purchase Agreements dated January 1, 1990 or February 22, 1991, (ii) Series B Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement dated March 24, 1992,
      (iii) Series C Stock issued pursuant to that certain Stock Purchase Agreement dated February 28, 1994, (iv) Series C Stock issued pursuant to that certain Stock Purchase Agreement dated November 30, 1995, (v) Series D Stock issued pursuant to the Series D Agreement, (vi) Series A Stock issuable upon exercise of the warrants held by DVI, or (vii) Series B Stock issuable upon exercise of the warrants held by each of Unitechnic and SVB (such warrants described in (vi) and (vii) collectively are hereinafter referred to as the "Warrants"), (2) any Common Stock issued to the WhiteBarn Shareholders pursuant to Section 2.4 of that certain Agreement and Plan of Merger dated as of March 7, 2000 between the Company and WhiteBarn, Inc. (all of such Common Stock referenced in (1) and (2) above is hereinafter referred to as the "Conversion Shares"), and (3) any Common Stock of the Company (or any corporation into which the Company merges for purposes of changing its state of incorporation) issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities; excluding in all cases, however, any Registrable Securities (i) sold to the public, or
      (ii) sold or otherwise transferred by a person in a transaction in which the rights under this Section 2 are not assigned or assignable.

      2. Section 2.1(g) is hereby added to the Investors' Rights Agreement to read in its entirety as follows:

            (g) The term "WhiteBarn Shareholders" shall mean Mark Mahowald, Ron Lachman and Scottie Snyder.

      3. In all respects, the WhiteBarn Shareholders shall be, and shall enjoy the benefits and undertake the obligations inuring to them as, Holders of Registrable Securities under Section 2 of the Investors' Rights Agreement.

      3. Effectiveness. This Amendment shall be effective (i) upon the execution hereof by the Company and the Existing Investors holding, in the aggregate, at least a majority of the outstanding Registrable Securities and (ii) as to each of the WhiteBarn Shareholders, as of the date such WhiteBarn Shareholder shall execute and deliver it to the Company.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


"WHITEBARN SHAREHOLDERS":                 THE "COMPANY":
                                          TALARIAN CORPORATION

_________________________________         By:________________________________
MARK MAHOWALD                                 Michael A. Morgan
                                              Vice President


_________________________________
RON LACHMAN



_________________________________
SCOTTIE SNYDER



"EXISTING INVESTORS":



_________________________________
Print Name of Investor



_________________________________
Signature of Investor or Authorized
Signatory, if Applicable



_________________________________
Name and Title of Authorized
Signatory, if Applicable